_AdHocReviewCycleID137578214_EmailSubjectAptus/Andre
revisions_AuthorEmailDBruce@SB-Texas.com_AuthorEmailDisplayNameDan Bruce

                                               Purchase Agreement -  Exhibit E

                             DISTRIBUTION AGREEMENT


THIS AGREEMENT, made and entered into between Aptus, Corp., a Delaware corporation (hereafter called Aptus), and Mark Andre (hereafter called the DEVELOPER),

WITNESSETH:

WHEREAS, Aptus's core business includes software solutions and proprietary technology; and

WHEREAS, the DEVELOPER has executed an Asset Purchase Agreement selling to Aptus his entire rights, title and interest in and to the development of the Source Code of Appgen Run Time and related Software Products and any other products that are hereafter developed which are in whole, or in part, derivatives of such code and/or products (hereafter collectively called the "CODE"), and,

WHEREAS, Aptus and the DEVELOPER wish to enter into an agreement governing the distribution of the income from the commercial exploitation of their mutual product, the CODE.

NOW THEREFORE, in consideration of the mutual promises hereafter set forth, the parties agree, as follows:

1.            Definition

                  For the purposes of this Agreement, distributions shall be defined as the gross proceeds from the sale, rental, use, licensing or other commercial transactions or uses with respect to the CODE.

2.       Distribution

                  Distributions shall be as follows:
               A. From the Platinum VAR at $900 per month on 5.5% to the DEVELOPER paid invoices.

               B. From all other direct and indirect sources 5.5% to the
               DEVELOPER: on paid invoices.

               C. Reports: Within thirty (30) days after the end of the calendar quarter annual period, Aptus shall make a written report to DEVELOPER setting forth the gross sales of Licenses sold by Aptus and fully paid on by sources. If there are no gross sales and/or receipts, a statement to that effect will be made by Aptus. At the time each report is made, Aptus shall pay to DEVELOPER the distributions by such report.

               D. Distribution statements and payments to DEVELOPER shall be deemed to be final unless written notification by DEVELOPER to Aptus is made within 120 days specifying the reasons such statements and payments are unacceptable.

               E. Upon such written notice by DEVELOPER to Aptus, the accounting books of Aptus which involve the DEVELOPER'S distributions shall be made available to a representative or representatives of DEVELOPER to the extent necessary to verify the reports provided for in paragraph C hereof. If the audit determines that DEVELOPER was underpaid for the period in question, Aptus shall, within thirty (30) days thereafter, pay to DEVELOPER the amount of DEVELOPER's underpayment of Distributions, together with interest from the time of such underpayment at the annual rate of eight percent (8%). If the audit determines the amount of DEVELOPER's underpayment was eight percent (8%) or more than the correct amount for the period in question, Aptus shall pay the reasonable costs of the audit(s), with such payment(s) to be made within thirty (30) days of the final determination. If the audit determines the amount of DEVELOPER's underpayment was less than eight percent (8%) than the correct amount for the period in question, DEVELOPER shall pay the reasonable costs of the audit(s), with such payment(s) to be made within thirty (30) days of the final determination.

               F. Such distributions shall continue to an aggregate maximum of $1,500,000.00. Notwithstanding the provisions contained above, beginning the second calendar quarter of the year 2004, and continuing every calendar quarter thereafter during the term of this Agreement, a minimum distribution of $5,000.00 per quarter shall be paid to DEVELOPER within thirty (30) days of the last day of each calendar quarter. In the event that the Distribution, as calculated in sections A and B above would exceed such minimum distribution amount, the larger amount shall be paid to DEVELOPER.

3.       Promotion

A. Aptus agrees to use its best reasonable efforts to promote the sale, distribution, licensing and any other use of the CODE.

B. The DEVELOPER shall also have the right to promote the sale, distribution, licensing and any other use of the CODE; provided, however, that

                           i. No Aptus funds are required to be spent without the prior approval of Aptus, and
                           ii. Aptus give its prior approval, which approval shall not be unreasonably withheld, to any promotion of the CODE; in addition, such promotion must not conflict with any promotional effort or other transaction on the part of Aptus it must meet established Aptus standards of professionalism.

4.            Miscellaneous

A. This Agreement shall take effect upon the closing of the Asset Purchase Agreement of which this Agreement is attached as Exhibit E.

                  B. No amendment to this Agreement shall be effective unless it is in writing and signed by all parties hereto.

                  C. This Agreement constitutes the entire understanding between the parties concerning the CODE and supersedes all negotiations, preliminary agreements or understandings, either written or oral.

                  D. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

E. Should any portion of this Agreement be found invalid by a court of competent jurisdiction, the remaining terms and conditions hereof shall continue in full force and effect.

F. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. DEVELOPER may assign either this Agreement or any of his rights, interests, or obligations hereunder with or without the approval of Aptus.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates that appear below.


/s/ Mark Andre                              January 23, 2004
---------------------------                 -----------
Mark Andre, DEVELOPER                       Date


APTUS, CORP.



By /s/ John P. Gorst                        Date  January 23, 2004
         John P. Gorst, President